Exhibit 99.4

CHARTER OF THE NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS OF
SILVER EAGLE ACQUISITION CORP.

I. PURPOSE OF THE COMMITTEE

The purposes of the Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Silver Eagle Acquisition Corp. (the “Corporation”) shall be to identify and to recommend to the Board individuals qualified to serve as directors of the Corporation; to oversee the selection process; and to advise the Board with respect to the Board composition, procedures and committees.

II. COMPOSITION OF THE COMMITTEE

The Committee shall consist of two or more directors, as determined from time to time by the Board. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the Nasdaq Stock Market LLC (“Nasdaq”) and any additional requirements that the Board deems appropriate. Each member shall be “independent” in accordance with the listing standards of Nasdaq, as amended from time to time.

The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by a majority vote, may designate a Chairman.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

III. MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than two times annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

A. Board Candidates and Nominees

The Committee shall have the following duties and responsibilities with respect to Board candidates and nominees:

(a) To assist in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others. The Committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for Board candidates;

(b) To review the background and qualifications of individuals being considered as director candidates. Among the qualifications considered in the selection of candidates, the Committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional reputation, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. The Committee does not distinguish among nominees recommended by stockholders and other persons in considering nominees to the Board;

(c) To recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the By-Laws of the Corporation, which recommendations shall be consistent with the criteria for selecting directors established by the Board from time to time; and

(d) To review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including but not limited to an employment change, and to recommend whether or not the director should be re-nominated.

B. Board Composition and Procedures

The Committee shall have the following duties and responsibilities with respect to the composition and procedures of the Board as a whole:

(a) To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by Nasdaq;

(b) To review periodically the size of the Board and to recommend to the Board any appropriate changes;

(c) To make recommendations on the frequency of Board meetings; and

(d) To make recommendations concerning any procedures of the Board that the Committee considers warranted.

C. Board Committees

The Committee shall have the following duties and responsibilities with respect to the committee structure of the Board:

(a) After consultation with the Chairman of the Board and Chief Executive Officer and after taking into account the experiences and expertise of individual directors, to make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Committee;

(b) To monitor the functioning of the committees of the Board and to make recommendations for any changes, including the creation and elimination of committees;

(c) To review annually committee assignments and the policy with respect to the rotation of committee memberships and/or chairmanships, and to report any recommendations to the Board; and

(d) To review and make recommendations to the Board regarding the establishment of special committees as appropriate to address special or unique matters that may arise. The Committee’s power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

V. EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation’s or the Board’s policies or procedures.

VI. INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, with such fees to be borne by the Corporation.

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While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.